UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 26, 2015 (January 15, 2015)

WASHINGTON PRIME GROUP INC.*

(Exact name of Registrant as specified in its Charter)

Indiana	001-36252	046-4323686
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

180 East Broad Street, Columbus, Ohio	43215
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code (614) 621-9000

N/A

(Former name or former address, if changed since last Report.)

*On January 15, 2015, Washington Prime Group Inc. began doing business as WP Glimcher.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 Other Events

On January 15, 2015, the Washington Prime Group Inc (the “Company” or "WPG") acquired Glimcher Realty Trust (“Glimcher”), pursuant to a definitive agreement with Glimcher dated September 16, 2014, in a stock and cash transaction valued at $14.02 per Glimcher common share (the “Merger”).

Under the terms of the Merger, Glimcher shareholders received for each Glimcher share $10.40 in cash and 0.1989 of a share of the Company’s common stock at closing.  Additionally the preferred stock of Glimcher was converted into preferred stock of WPG and each outstanding unit of Glimcher’s operating partnership was converted into 0.7431 of a unit of WPG LP. Further, each outstanding stock option in respect of Glimcher common stock was converted into a WPG option, and certain other Glimcher equity awards were assumed by WPG and converted into equity awards in respect of WPG common shares. The total transaction value, including the assumption of debt, is approximately $4.2 billion. The combined company is to be renamed WP Glimcher.

Financial statements required to comply with the rules and regulations of the SEC, including Rule 3-05 of Regulation S-X for the Audited Financial Statements of Glimcher Realty Trust are included herein as Exhibit 99.1. The pro forma financial statements of WP Glimcher which reflect the effect of this purchase are included herein under Item 9.01.

Item 9.01 Financial Statements and Exhibits.

(a)Financial statements of businesses acquired.

Audited Financial Statements of Glimcher Realty Trust for the year ended December 31, 2014 are included in Exhibit 99.1

(b)Pro forma financial information.

Pro Forma Financial Information for WP Glimcher.

(c)Shell company transactions.

Not applicable.

(d)Exhibits

23.1    Consent of BDO USA, LLP.

99.1 Audited Financial Statements of Glimcher Realty Trust for the year ended December 31, 2014.

Introduction
On January 15, 2015, Glimcher Realty Trust ("Glimcher") and Glimcher Properties Limited Partnership ("GPLP") executed upon an agreement (the "Merger Agreement") with Washington Prime Group Inc. ("WPG"), Washington Prime Group, L.P. ("WPGLP"), WPG Subsidiary Holdings I, LLC ("Merger Sub I") and WPG Subsidiary Holdings II Inc. ("Merger Sub II") where Glimcher merged with and into Merger Sub I, which is a direct wholly-owned subsidiary of WPGLP (such transaction, the "Merger"). After the completion of the Merger, WPG is now conducting business under the name "WP Glimcher" and will use such name for all purposes, except as otherwise required by law or contract. At WPG's 2015 annual meeting of shareholders, the holders of WPG common shares will be asked to vote on a proposal to amend the WPG articles of incorporation to change the name of WPG to "WP Glimcher Inc."
Under the terms of the Merger Agreement each outstanding Glimcher common share (other than certain common shares as set forth in the Merger Agreement) converted into the right to receive the Merger consideration, which consists of: (x) $10.40 in cash, without interest and (y) 0.1989 of a WPG common share. The total transaction value, including the assumption of debt, was $4.2 billion as of January 15, 2015 assuming 0.1989 of a WPG common share was valued at $3.62 for purposes of determining the total total transaction value, which was calculated by multiplying 0.1989 by the closing price of WPG common shares of $18.18 on January 15, 2015. Approximately 28.8 million shares of WPG common stock were issued to Glimcher shareholders in connection with the Merger.
Additionally, (i) each outstanding Glimcher 8.125% Series G Cumulative Redeemable Preferred Shares of Beneficial Interest (the "Glimcher Series G Preferred Shares") was converted into one share of 8.125% Series G Cumulative Redeemable Preferred Stock, par value $0.0001 per share, of WPG (the "WPG Series G Preferred Shares"), (ii) each outstanding Glimcher 7.5% Series H Cumulative Redeemable Preferred Shares of Beneficial Interest (the "Glimcher Series H Preferred Shares") was converted into one share of 7.5% Series H Cumulative Redeemable Preferred Stock, par value $0.0001 per share, of WPG (the "WPG Series H Preferred Shares") and (iii) each outstanding Glimcher 6.875% Series I Cumulative Redeemable Preferred Shares of Beneficial Interest (the "Glimcher Series I Preferred Shares") was converted into one share of 6.875% Series I Cumulative Redeemable Preferred Stock, par value $0.0001 per share, of WPG (the "WPG Series I Preferred Shares"). In all cases, the WPG Series G Preferred Shares, the WPG Series H Preferred Shares, and the WPG Series I Preferred Shares have the preferences, rights and privileges substantially identical to their corresponding GRT preferred shares. In connection with the closing of the Merger, WPG plans to redeem all of the WPG Series G Preferred Shares.
The Merger Agreement also provided for the merger of Merger Sub II with and into GPLP. At the effective time of the Merger, (i) each outstanding GPLP operating partnership unit issued and outstanding (other than certain GPLP units as set forth in the Merger Agreement and the GPLP Series I-1 preferred limited partnership units as described below) converted into the right to receive 0.7431 of a newly issued, fully paid and non-assessable WPGLP unit and (ii) each GPLP Series I-1 preferred limited partnership unit issued and outstanding immediately prior to such effective time converted into one preferred unit of WPGLP having the preferences, rights and privileges substantially identical to the preference, rights and privileges of the Glimcher Series I-1 preferred limited partnership unit prior to such Merger.
Concurrent with the execution of the Merger Agreement, WPGLP and Simon Property Group, L.P. ("Simon LP") entered into a purchase and sale agreement (the "Purchase Agreement"), pursuant to which GPLP sold (i) the equity interests in the owner of Jersey Gardens, a regional mall located in Elizabeth, New Jersey ("Jersey Gardens") and (ii) the equity interests in the owner of University Park Village, an open-air center located in Fort Worth, Texas ("University Park") to Simon LP for $1.09 billion (subject to certain adjustments and apportionments as described in the Purchase Agreement) (the "Property Sale"). The Property Sale also included the assumption of $405.0 million of mortgage debt associated with Jersey Gardens and University Park. The closing of such sale occurred substantially simultaneously with the completion of the Merger.
On September 16, 2014, in connection with the execution of the Merger Agreement, WPG entered into a debt commitment letter, which was amended and restated on September 23, 2014 from the initial commitment parties, pursuant to which the initial commitment parties agreed to provide a $1.25 billion senior unsecured bridge loan facility (the "Bridge Facility"), which we refer to as the bridge facility. On October 6, 2014, additional commitment parties became parties to the debt commitment letter by way of a joinder agreement and were assigned a portion of the initial commitment parties' commitments thereunder. In connection with the Merger, WPG borrowed approximately $1.2 billion on the Bridge Facility.

The unaudited pro forma financial statements have been adjusted to give effect to the Merger and have been developed from and should be read in conjunction with the following:

•	the accompanying notes to the unaudited pro forma financial statements;

•
the historical audited consolidated and combined financial statements of WPG as of and for the year ended December 31, 2014 included in WPG's Annual Report on Form 10-K for the year then ended, filed with the SEC on February 26, 2015; and

•	the historical audited consolidated financial statements of Glimcher as of and for the year ended December 31, 2014, included in this filing as Exhibit 99.1.
The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2014 gives effect to the Merger as if it had occurred on January 1, 2014. The unaudited pro forma condensed consolidated balance sheet as of December 31, 2014 gives effect to the Merger as if it had occurred on December 31, 2014. The historical consolidated financial statements of Glimcher have been adjusted to reflect certain reclassifications in order to conform to WPG's financial statement presentation.
In addition to adjustments to give effect to the Merger, the unaudited pro forma condensed consolidated financial statement include pro forma adjustments to give effect to:

•	Glimcher's 2014 acquisition of a shopping center located in Oklahoma City, Oklahoma on Glimcher's consolidated statement of operations as if this transaction occurred on January 1, 2014;

•
WPG's 2014 acquisition of controlling interests in nine shopping centers on WPG's consolidated and combined statement of operations for the year ended December 31, 2014 as if these transactions occurred on January 1, 2014;

•
the Series G preferred share redemption as if the transaction occurred on January 1, 2014 for purposes of the pro forma statement of operations and on December 31, 2014 for purposes of the pro forma balance sheet; and

•	the Property Sale as if the transaction occurred on January 1, 2014 for purposes of the pro forma statement of operations and on December 31, 2014 for purposes of the pro forma balance sheet.
The unaudited pro forma condensed consolidated financial statements were prepared using the acquisition method of accounting, with WPG considered the acquiror of Glimcher. The purchase price is allocated to the underlying Glimcher tangible assets acquired and liabilities assumed, acquired intangibles which are all based on preliminary estimates of their respective fair values.
The pro forma adjustments and the purchase price allocation as presented are based on estimates and certain limited information that is currently available. Therefore, the provisional measurements of fair value reflected have not yet been finalized, are subject to change, and could vary materially from the actual amounts. A final determination of the fair value of Glimcher's assets and liabilities, including intangibles, will be made within the measurement period, not to exceed one year from the January 15, 2015 merger date. As a result of the foregoing, the pro forma adjustments are preliminary and are subject to change as additional information becomes available and as additional analyses are performed. The preliminary pro forma adjustments have been made solely for the purpose of providing the unaudited pro forma condensed consolidated financial statements presented below. WPG estimated the fair value of Glimcher's assets and liabilities based on discussions with Glimcher's management, preliminary valuation studies, due diligence and information presented in Glimcher's public filings. Any increases or decreases in the fair value of relevant balance sheet amounts upon completion of the final valuations will result in adjustments to the pro forma condensed consolidated balance sheet and/or pro forma condensed consolidated statement of operations. The final purchase price allocation may be different than that reflected in the pro forma purchase price allocation presented herein, and this difference may be material.

Assumptions and estimates underlying the unaudited adjustments to the unaudited pro forma financial statements are described in the accompanying notes. The historical consolidated and combined financial statements have been adjusted in the unaudited pro forma financial statements to give pro forma effect to events that are: (1) directly attributable to the Merger, (2) factually supportable, and (3) expected to have a continuing impact on the results of operations of the combined results of WP Glimcher. This information is presented for illustrative purposes only and is not indicative of the combined operating results or financial position that would have occurred if such transactions had occurred on the dates and in accordance with the assumptions described below, nor is it indicative of future operating results or financial position.
The unaudited pro forma financial statements, although helpful in illustrating the financial characteristics of WP Glimcher under one set of assumptions, do not reflect opportunities to earn additional revenue, or other factors that may result as a consequence of the Merger and do not attempt to predict or suggest future results. By way of example, the projected operating synergies are approximately $8 - $12 million in combined annual cost savings (these synergies have not been reflected in the pro forma condensed consolidated statements of operations). The unaudited pro forma condensed consolidated financial statements also exclude the effects of costs associated with any restructuring or integration activities or asset dispositions which may occur (other than the Property Sale), as they are currently not known, and to the extent they occur, are expected to be non-recurring and were not incurred at the closing date of the Merger. However, such costs could affect WP Glimcher following the Merger in the period the costs are incurred or recorded. Further, the unaudited pro forma condensed consolidated financial statements do not reflect the effect of any regulatory actions that may impact the results of WP Glimcher following the Merger.

WP Glimcher (Z)
Pro Forma Condensed Consolidated Balance Sheet
December 31, 2014
(unaudited)
(in thousands)

	WPG Historical	Glimcher Historical (A)	Pro Forma Adjustments		WP Glimcher Pro Forma
Assets
Investment properties at cost	$5,292,665	$3,187,110	$(213,422)	(B)	$8,266,353
Less: accumulated depreciation	(2,113,929)	(839,636)	839,636	(C)	(2,113,929)
	3,178,736	2,347,474	626,214		6,152,424

Cash and cash equivalents	108,768	20,631	44,600	(H)	173,999
Tenant accounts receivable, net	69,616	38,405	(25,476)	(D)	82,545
Investment in and advances to unconsolidated real estate entities, net	—	15,307	—		15,307
Deferred costs and other assets	170,883	161,365	145,911	(E)	478,159
Assets held-for-sale	—	3,658	—		3,658
Total assets	$3,528,003	$2,586,840	$791,249		$6,906,092

Liabilities and Equity

Mortgage notes payable	$1,435,114	$1,699,063	$(405,537)	(F)	$2,728,640
Notes payable	913,750	135,000	(135,000)	(G)	913,750
Bridge loan	—	—	1,190,000	(H)	1,190,000
Accounts payable, accrued expenses, intangibles and deferred revenue	194,014	130,294	28,820	(I)	353,128
Dividends payable	—	20,194	—		20,194
Cash distributions and losses in partnerships, at equity	15,298	—	—		15,298
Other liabilities	11,786	—	—		11,786
Total liabilities	2,569,962	1,984,551	678,283		5,232,796

Redeemable noncontrolling interests	—	5,648	—		5,648

Preferred shares	—	297,925	(93,955)	(J)	203,970
Common shares	16	1,457	(1,454)	(K)	19
Additional paid-in-capital	720,921	1,296,113	(798,641)	(K)	1,218,393
Retained earnings (distributions in excess of accumulated earnings)	68,114	(1,010,492)	956,113	(L)	13,735
Accumulated other comprehensive loss	—	(675)	675	(L)	—
Total shareholders' equity	789,051	584,328	62,738		1,436,117

Noncontrolling interests	168,990	12,313	50,228	(M)	231,531

Total equity	958,041	596,641	112,966		1,667,648

Total liabilities, redeemable noncontrolling interests and equity	$3,528,003	$2,586,840	$791,249		$6,906,092

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

WP Glimcher (Z)
Pro Forma Condensed Consolidated Statement of Operations
For the Year Ended December 31, 2014
(unaudited)
(in thousands, except per share data)

	WPG Historical	WPG Pro Forma Adjustments (N)	Glimcher Historical (A)	Glimcher Pro Forma Adjustments (O)	Property Sale Pro Forma Adjustments (P)	Merger Pro Forma Adjustments		WP Glimcher Pro Forma
Revenue:
Minimum rent	$449,100	$18,484	$244,954	$631	$(44,268)	$12,586	(Q)	$681,487
Overage rent	9,357	94	13,157	—	(6,965)	—		15,643
Tenant reimbursements	194,826	6,411	117,160	167	(25,573)	—		292,991
Other income	7,843	206	19,373	—	(3,590)	—		23,832
Total revenue	661,126	25,195	394,644	798	(80,396)	12,586		1,013,953
Expenses:
Property operating	109,715	3,584	80,802	240	(13,519)	—		180,822
Depreciation and amortization	197,890	11,692	125,985	438	(15,336)	48,510	(R)	369,179
Real estate taxes	77,587	3,202	47,189	83	(13,497)	—		114,564
Repairs and maintenance	23,431	1,182	8,153	47	(967)	—		31,846
Advertising and promotion	8,389	314	6,022	62	(1,067)	—		13,720
Provision for credit losses	2,332	96	1,301	3	(193)	—		3,539
General and administrative	12,219	—	29,396	(529)	(92)	7,867	(S)	48,861
Transaction and related costs	38,907	—	—	—	—	—	(T)	38,907
Merger costs	8,839	—	11,182	—	—	(20,021)	(T)	—
Ground rent and other costs	4,656	224	8,225	—	—	(83)	(U)	13,022
Total operating expenses	483,965	20,294	318,255	344	(44,671)	36,273		814,460
Operating income	177,161	4,901	76,389	454	(35,725)	(23,687)		199,493

Interest income	—	—	274	—	(2)	—		272
Interest expense	(82,452)	(4,416)	(81,501)	(167)	16,135	(12,765)	(V)	(165,166)
Income and other taxes	(1,215)	—	—	—	—	—		(1,215)
Income from unconsolidated entities	973	(859)	9,161	—	—	—		9,275
Gain upon acquisition of controlling interests and on sale of interests in properties	110,988	(99,375)	—	—	—	—		11,613
Income (loss) from continuing operations	205,455	(99,749)	4,323	287	(19,592)	(36,452)		54,272
Net income (loss) attributable to noncontrolling interests	35,426	(17,439)	(56)	—	—	(11,551)	(W)	6,380
Net income (loss) from continuing operations attributable to the Company	170,029	(82,310)	4,379	287	(19,592)	(24,901)		47,892
Preferred share dividends	—	—	(23,579)	—	—	9,547	(X)	(14,032)
Net income (loss) from continuing operations attributable to the common shareholders	$170,029	$(82,310)	$(19,200)	$287	$(19,592)	$(15,354)		$33,860

Weighted average shares outstanding, basic	155,163	155,163	145,384	145,384	N/A	N/A		183,960
Weighted average shares outstanding, diluted	187,491	187,491	147,827	147,827	N/A	N/A		217,910
Earnings per common share, basic and diluted
Net income (loss) from continuing operations attributable to common stockholders	$1.10	$(0.53)	$(0.13)	$—	N/A	N/A		$0.18	(Y)

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

WP Glimcher
Notes to Pro Forma Financial Statements

1.    Overview
The pro forma financial statements have been prepared assuming the Merger is accounted for using the acquisition method of accounting under generally accepted accounting principles applied in the United States with WPG as the acquiring entity. Accordingly, the total purchase price is allocated to the Glimcher tangible acquired assets and liabilities assumed, and identifiable intangible assets of Glimcher based on preliminary estimates of their respective fair values, as described further below.
To the extent identified, certain reclassifications have been reflected in the pro forma adjustments to conform Glimcher's financial statement presentation to that of WPG, as described in Note 2.
The pro forma adjustments represent WPG management's estimates based on information available and are subject to change as additional information becomes available and additional analyses are performed. The pro forma financial statements do not reflect the impact of possible revenue or earnings enhancements, cost savings from operating efficiencies or synergies, or asset dispositions (other than the Property Sale). Also, the pro forma financial statements do not contemplate possible adjustments related to restructuring or integration activities, or transaction or other costs following the merger that are not expected to have a continuing impact.
The pro forma statement of operations for the year ended December 31, 2014 combines the historical consolidated and combined statements of operations of WPG (after giving effect to WPG's 2014 property acquisitions) and Glimcher (after giving effect to a 2014 acquisition, as well as dispositions that were previously recognized within discontinued operations in the historical financial statements of Glimcher), giving effect to the Merger, Series G preferred share redemption and Property Sale as if they had been consummated on January 1, 2014, the beginning of the earliest period presented. The December 31, 2014 pro forma balance sheet combines the historical consolidated and combined balance sheets of WPG and Glimcher as if the Merger, WPG Series G preferred share redemption and Property Sale had occurred on this date.
Preliminary Estimated Purchase Price Allocation
The total purchase price described in the Introduction above has been allocated to the Glimcher tangible assets acquired, intangibles acquired and liabilities assumed for purposes of these pro forma condensed consolidated financial statements, based on their estimated relative fair values assuming the Merger was completed on the pro forma condensed consolidated balance sheet date presented. The final allocation will be based upon valuations and other analyses for which there is currently insufficient information to make a definitive allocation. Accordingly, the purchase price allocation adjustments are preliminary and have been made solely for the purpose of providing pro forma condensed consolidated financial statements. The final purchase price allocation will be determined after completion of a thorough analysis to determine the fair value of Glimcher's tangible assets and liabilities, including fixed assets and identifiable intangible assets and liabilities, within the measurement period, not to exceed one year from the January 15, 2015 merger date. As a result, the final acquisition accounting adjustments could differ materially from the pro forma adjustments presented herein.

WP Glimcher
Notes to Pro Forma Financial Statements

The table below entails the total fair value of assets acquired and liabilities assumed based on Glimcher's historical consolidated balance sheet as of December 31, 2014 (in thousands):

Assets/Liabilities	Glimcher Fair Value
Investment properties, net	$4,063,688
Cash and cash equivalents	20,631
Tenant accounts receivable, net	12,929
Investment in and advances to unconsolidated real estate entities, net	15,307
Deferred costs and other assets (1)	299,606
Assets held-for-sale	3,658
Accounts payable, accrued expenses, intangibles and deferred revenue	(149,873)
Distributions payable	(20,194)
Redeemable noncontrolling interests	(5,648)
Total fair value of assets acquired and liabilities assumed	$4,240,104

Sources of funding

Assumption of fair value of mortgage notes payable (2)	$1,698,526
Proceeds received from bridge facility (3)	1,092,592
Fair value from the issuance of preferred shares	203,970
Fair value from the issuance of common shares	497,475
Fair value from the issuance of operating partnership units	62,541
Proceeds from the Property Sale (4)	685,000
Total sources of funding	$4,240,104

(1)	The amount presented above excludes the $7.7 million bridge loan fees adjustment discussed in Note (E) below.

(2)	Amount does not include the $19.0 million of bonds issued with the development of Jersey Gardens which were assumed to be repaid with the bridge facility.

(3)
Bridge loan borrowing amount above does not contemplate the $62.0 million drawn for estimated remaining costs associated with the Merger (See Note (H) below). The bridge loan amount includes the repayment of Glimcher's $135.0 million outstanding notes payable.

(4)	This transaction represents the gross amount of proceeds before seller paid transaction costs and pro-rations for working capital.

WP Glimcher
Notes to Pro Forma Financial Statements

2.    Notes relating to Pro Forma Balance Sheet and Pro Forma Income Statement

(A)	The historical financial statements of Glimcher include reclassifications of certain balances in order to conform to the presentation of WPG, as noted below.
Pro Forma Balance Sheet
The table below identifies the presentation of certain items within Glimcher's historical balance sheet and identifies the current presentation within the WP Glimcher pro forma balance sheet.

Historical Presentation within Glimcher's Balance Sheet	Presentation within the WP Glimcher's Pro Forma Balance Sheet
Land	Investment properties at cost
Certain amounts within buildings, improvements and equipment	Investment properties at cost
Developments in progress	Investment properties at cost
Certain amounts within buildings, improvements and equipment	Deferred costs and other assets
Deferred costs, net	Deferred costs and other assets
Restricted cash	Deferred costs and other assets
Deferred expenses, net	Deferred costs and other assets
Prepaid and other assets	Deferred costs and other assets
Pro Forma Statement of Operations
The table below identifies the presentation of items within Glimcher's historical statement of comprehensive income and identifies the current presentation within the WP Glimcher pro forma statement of operations for the year ended December 31, 2014.

Historical Presentation within Glimcher's Consolidated Statement of Comprehensive Income	Presentation within the WP Glimcher's Pro Forma Statements of Operations
Certain costs within other operating expenses	Repairs and maintenance
Certain costs within property operating expenses	Advertising and promotion
Certain costs within other operating expenses	Ground rent and other costs

WP Glimcher
Notes to Pro Forma Financial Statements

Balance Sheet Adjustments

(B)
The real estate assets of Glimcher have been adjusted to their estimated fair values as of December 31, 2014. A third party was used to assist in estimating the fair value primarily by applying a capitalization rate to net operating income, using third party appraisals that were recently prepared as applicable, as well as other available market data. The preliminary estimated purchase price allocation was performed using the closing price of WPG's common shares as of the closing date of the Merger. The preliminary estimated purchase price allocation by asset/liability category is detailed below (in thousands):

Asset/Liability Category	Estimated Fair Value	Location on the WP Glimcher Pro Forma Balance Sheet	Weighted Average Useful Life in Years
Land	$617,013	Investment properties at cost	N/A
Building	$2,092,615	Investment properties at cost	40 years
Site improvements	$111,661	Investment properties at cost	10.1 years
Tenant improvements	$152,399	Investment properties at cost	4.1 years
Leasing commissions	$66,045	Deferred costs and other assets	4.1 years
Lease in place value	$178,481	Deferred costs and other assets	4.8 years
Net below-market ground lease value	$1,101	Deferred costs and other assets	37.0 years
Net below-market lease value, net	$81,252	Accounts payable, accrued expenses, intangibles and deferred revenue	5.2 years
Assumed debt mark-to-market	$(19,667)	Mortgage notes payable	6.2 years

The fair values assigned to the real estate assets above do not include the $1.09 billion estimated fair value of the properties sold in the Property Sale.

(C)	Accumulated depreciation for Glimcher's historical assets have been eliminated as the assets have been presented at their estimated fair value.

(D)	Glimcher's historical straight-line receivable balance of $25.5 million is eliminated.

(E)
Glimcher's historical book value of leasing commissions, above-market lease assets, lease in place value, tenant relationship assets, and loan and commitment fees of $36.0 million, $20.3 million, $36.7 million, $0.4 million, and $14.0 million, respectively, is eliminated. The amount also includes the addition of estimated loan and commitment fees ("bridge loan fees") relating to the bridge loan, as defined in (H) below, of $7.7 million. Per the terms of the commitment letter and related fee letters, the bridge loan is subject to the following fees: a commitment fee of 0.25% on total capacity, a structuring fee of 0.15% on total capacity, a funding fee of 0.15% on advances, a duration fee of 0.4% on outstanding balance and a ticking fee of 0.2% per annum accruing on the undrawn balance from 90 days post commitment to closing date. For pro forma purposes, the fees totaling $11.6 million have been calculated assuming approximately $1.2 billion (see Note (U)) drawn at the Merger closing date prior to 90 days post commitment net of the $3.9 million in fees already incurred, and capitalized. Finally, the amount includes estimated fair value of leasing commissions of $66.0 million, lease in place value of $178.5 million, and a net below-market ground lease asset in the amount of $1.1 million.

(F)
Amount relates to the $405.0 million debt assumed by Simon LP in connection with the Property Sale, the repayment of $19.0 million of bonds issued with the development of Jersey Gardens, and the elimination of Glimcher's historical mark-to-market balance of $1.2 million, net of the estimated fair value adjustment to the assumed debt of $19.7 million.

(G)	The notes payable balance of Glimcher was repaid in connection with the closing of the Merger using proceeds from the bridge loan.

WP Glimcher
Notes to Pro Forma Financial Statements

(H)
The funds are anticipated to be drawn under the $1.25 billion bridge facility (or bridge loan) that WPG currently has in place. Amounts are estimated to be drawn on the bridge loan for the following uses: $1,505.8 million for the payment of cash equivalent to $10.40 per share to the shareholders of Glimcher, $117.8 million for the Series G preferred share redemption, $86.0 million for the payment of estimated additional costs associated with the merger, (of which $16.3 million is included in accounts payable), net of the $24.0 million in merger related costs already incurred, $19.0 million for the payment of bonds associated with the development of Jersey Gardens, $135.0 million to repay Glimcher's outstanding notes payable and initial excess cash borrowed of $44.6 million. These amounts will be offset by the estimated $685.0 million gross proceeds from the Property Sale, net of the seller paid closing costs and pro-rations of working capital of $7.1 million ($1.09 billion of purchase price less Simon LP's assumption of the related mortgage debt of $405.0 million).

(I)
Glimcher's historical below-market lease balance of $54.8 million and straight-line rent payable balance of $6.9 million is eliminated. Amount also includes the estimated fair value adjustment of above/below-market lease value, net of $81.3 million as well as unpaid transaction costs of $16.3 million netted against the $7.1 million of pro-rations of working capital related to the Property Sale.

(J)
Amount includes the Series G preferred share redemption of $117.8 million, which originally had a book value of $109.9 million. The Series H and Series I preferred shares that will be converted to WP Glimcher preferred shares had a fair value adjustment of $15.9 million. Fair value was calculated using the closing price of the Glimcher Series H Preferred Shares and Glimcher Series I Preferred Shares as of January 15, 2015.

(K)
The additional common shares issued are calculated by converting the Glimcher common shares into WPG common shares as follows: for every Glimcher share, each shareholder received 0.1989 of a WPG common share. The shares were converted using the closing price of WPG shares as of January 15, 2015 resulting in an increase of $523.5 million less the $1,296.1 million historical Glimcher balance. This amount was further offset by a $33.0 million adjustment to noncontrolling interests. Lastly, the amounts include an $7.0 million increase for the fair value of the pre-combination service for restricted share awards as of January 15, 2015.

(L)
The Glimcher balance of distributions in excess of accumulated earnings of $1,010.5 million has been eliminated. Estimated costs of the transaction are estimated to be $86.0 million net of the $20.0 million in costs already incurred and charged to expense through December 31, 2014. These costs primarily consist of fees expected to be paid to investment bankers, due diligence costs, legal, accounting, tax, and other expenses related to the Merger. This amount has been reduced by the $11.6 million related to the estimated loan and commitment fees on the bridge loan, which are reflected as capitalized in (E) above. Also, Glimcher's historical accumulated other comprehensive loss of $0.7 million has been eliminated.

(M)
The increase in noncontrolling interests relates to the conversion of operating partnership units as follows: for every one GPLP unit, each unit holder received 0.7431 WPGLP units. The units were converted using the closing price of WPG shares as of January 15, 2015 resulting in an increase of $29.5 million less the $12.3 million historical Glimcher balance. In addition, reflected is an adjustment to additional paid in capital of $33.0 million to reflect the limited partners' pro forma interest of 15.9%.

Statement of Operations Adjustments

(N)
Reflects the impact of WPG's 2014 property acquisitions as if they had all occurred on January 1, 2014, including the removal of the $99.4 million gain related to the remeasurement of WPG's equity interests to fair value upon acquisition of the noncontrolling interests from the year ended December 31, 2014.

(O)	Reflects the impact of Glimcher's 2014 property acquisition as if it had occurred on January 1, 2014.

(P)	Includes the removal of the historical activity of the Jersey Gardens and University Park properties, assuming the Property Sale had occurred on January 1, 2014.

WP Glimcher
Notes to Pro Forma Financial Statements

(Q)
Represents the recognition of straight-line rents and amortization of above/below-market lease intangibles of $21.9 million, net of the removal of historical straight-line rents and amortization of above/below-market lease intangibles on the Glimcher properties of $9.3 million for the year ended December 31, 2014. These amortization adjustments are computed on a straight-line basis over the estimated lives of the acquired leases.

(R)
Represents the recognition of depreciation and amortization of $159.6 million on the real estate assets and intangible assets recognized at estimated fair value, net of the removal of historical depreciation and amortization on the Glimcher properties, excluding depreciation and amortization associated with Jersey Gardens and University Park, of $111.1 million for the year ended December 31, 2014. These depreciation and amortization adjustments are computed on a straight-line basis over the estimated useful lives of the related assets (see Note (B) above).

(S)
Represents the increase related to equity and severance awards that were granted to certain employees as a result of the Merger. It also includes the the amortization of restricted common shares shares that were issued by Glimcher to certain employees whose shares had not vested. The value of these items totaled $7.9 million and excludes amounts paid to employees whose severance agreements required payment related to the Merger.

(T)
See Note (L) for a discussion of transaction costs related to the merger, of which $20.0 million included in the historical statements of operations for the year ended December 31, 2014 were removed for pro forma purposes since they will not have a continuing impact. Non-recurring costs related to WPG's spin-off from Simon of $38.9 million are included in WPG's historical results for the year ended December 31, 2014.

(U)
Represents the removal of historical straight-line ground rent expense and amortization of above/below-market ground lease intangibles on the Glimcher properties of $2.7 million net of the recognition of straight-line ground rent expense and amortization of above/below-market ground lease intangibles which are recognized at the estimated fair value of $2.6 million for the year ended December 31, 2014. These amortization adjustments are computed on a straight-line basis over the estimated lives of the acquired ground leases.

(V)
Represents estimated interest on the bridge loan related to funding the Merger of $28.5 million, net of the amortization of the fair value of debt adjustment (see Note (F) above) over the remaining terms of the debt of $12.8 million and the removal of historical amortization of deferred financing costs by Glimcher of $2.9 million for the year ended December 31, 2014. Interest on the bridge loan was calculated according to the terms of the commitment letter assuming a loan balance of approximately $1.2 billion, interest rate of approximately 1.4% assuming a credit rating of BBB/Baa2, and loan costs of $11.6 million (see Note (E) above) amortized to expense annually.

(W)
Represents the allocation of net income to noncontrolling interests in order to reflect the limited partnership unitholders' pro forma combined ownership percentage of 15.9% in the consolidated results of WP Glimcher for the year ended December 31, 2014.

(X)	Represents the removal of dividends related to the Glimcher Series G Preferred Shares resulting from the planned WPG Series G Preferred Shares redemption reflected as of January 1, 2014.

WP Glimcher
Notes to Pro Forma Financial Statements

(Y)
Earnings per share, basic and diluted, was calculated assuming the stock and operating partnership units related to the merger were issued on January 1, 2014. Under the Merger Agreement, each Glimcher common share was converted to 0.1989 of a WPG common share and each Glimcher operating partnership unit was converted to 0.7431 of a WPG operating partnership unit. The calculation of basic and diluted earnings per share assumes the issuance of 28.8 million common shares converted in the Merger. The calculation of diluted earnings per share assumes the conversion of 1.6 million operating partnership units converted in the Merger and is as follows (in thousands, except per share data):

	For the Year Ended December 31, 2014
	WPG Historical	Glimcher Historical	WP Glimcher Pro forma
Net income (loss) from continuing operations attributable to common stockholders - basic and diluted	$170,029	$(19,200)	$33,860

Weighted average common shares outstanding - basic	155,163	145,384	183,960
Weighted average common shares outstanding - diluted	187,491	147,827	217,910

Earnings per common share, basic and diluted
Net income (loss) from continuing operations attributable to common stockholders	$1.10	$(0.13)	$0.18

(Z)
At WPG's 2015 annual meeting of shareholders, the holders of WPG common shares will be asked to vote on a proposal to amend the WPG articles of incorporation to change the name of WPG to "WP Glimcher Inc."

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Washington Prime Group Inc.
(Registrant)

Date: February 26, 2015	By:	/s/ Mark E. Yale
Mark E. Yale Executive Vice President, Chief Financial Officer (Principal Financial Officer)